Exhibit 99.1

For investor information contact:

Heidi Flannery, Investor Relations

(510) 743-1718

investor@volterra.com

Volterra Appoints Equinix CEO Stephen Smith to its Board of Directors

FREMONT, Calif., January 23, 2012 — Volterra Semiconductor Corporation (Nasdaq: VLTR), a leading provider of high-performance analog and mixed-signal power management semiconductors, today announced that Stephen M. Smith has been appointed to its Board of Directors and its Audit Committee, effective January 20, 2012.

Mr. Smith currently serves as Chief Executive Officer and President of Equinix, Inc., a provider of global data center services. He has served in that capacity since joining Equinix in 2007 from Hewlett-Packard Co. At HP, Mr. Smith served as Senior Vice President of HP Services, where he was responsible for management of the organization’s Consulting and Integration, Managed Services, and Technology Deployment and Support business groups. Prior to joining HP, Mr. Smith served as Vice President of Global Professional and Managed Services at Lucent Technologies. He also held various management and sales positions during his 16 years with Electronic Data Systems Corporation, and had a successful eight-year career in the U.S. Army. Mr. Smith graduated from the U.S. Military Academy at West Point and holds a B.S. in Engineering.

“We are pleased to add a senior executive with Stephen’s credentials to our Board,” said Jeff Staszak, Volterra’s President and Chief Executive Officer. “His leadership experience and his knowledge of the IT infrastructure and services markets will help Volterra continue to successfully execute our strategy in the server and storage markets, where Volterra is the leading power management provider.”

The Company also announced the resignation of Mel Friedman from the Board of the Company and its Audit and Nominating and Corporate Governance Committees, effective January 20, 2012. Mr. Friedman has served as a member of the Company’s Board since May 2004.

“We would like to extend our deepest thanks to Mr. Friedman, for his valuable service to Volterra over the last seven years.” continued Mr. Staszak. “His contributions during his tenure have helped us maintain our continued growth over the past several years, while also helping to lay the strategic foundation for the future of our business.”

About Volterra Semiconductor Corporation

Volterra Semiconductor Corporation, headquartered in Fremont, CA, designs, develops, and markets leading edge silicon solutions for low-voltage power delivery. The Company’s product portfolio is focused on advanced switching regulators for the computer, datacom, storage, and portable markets. Volterra operates as a fabless semiconductor company utilizing world-class foundries for silicon supply. The company is focused on creating products with high intellectual property content that match specific customer needs. For more information, please visit http://www.volterra.com.